Exhibit 99.1


        OraLabs Announces Agreement with Partner Success Holdings Limited

    PARKER, Colo.--(BUSINESS WIRE)--April, 6, 2006--OraLabs Holding Corp. (NASDAQ: OLAB) and Partner Success Holdings Limited today announced they had entered into a definitive Stock Exchange Agreement dated March 31, 2006, in which all of the issued and outstanding shares of Partner
Success Holdings Limited will be acquired by OraLabs in exchange for 94% of the issued and outstanding shares of OraLabs common stock on a fully diluted basis calculated after giving effect to a redemption by OraLabs of 3,629,350 shares of OraLabs common stock owned by its President, Gary H. Schlatter, the issuance of 300,000 shares to the non-employee directors of OraLabs and the exercise of any options prior to the Closing. OraLabs will acquire the shares from Mr.
Schlatter in consideration for the transfer to him of all of the issued and outstanding shares of OraLabs Inc., OraLabs Holding Corp.'s wholly owned subsidiary.
    The Board of Directors of OraLabs Holding Corp. has approved the
Stock Exchange Agreement with Partner Success Holdings Limited and, subject to the satisfaction of certain conditions, intends to recommend to its shareholders that they adopt the agreement. If the transactions close, they are expected to do so during the third quarter of fiscal 2006. Because of the nature of the definitive agreement and the many conditions to closing, there can be no assurances that the transaction will be consummated.
    OraLabs Inc. manufactures Ice Drops(R) brands oral care products;
Sour Zone(TM) brands sour products; and Lip Rageous(R), Lip
Naturals(R), Chap Ice(R), Extra Lip Moisturizer, Leashables(R),
Chapgrip(R), Soothe & Shine(R) brands of lip balm. The product line includes breath drops and sprays, sour drops and sprays, lip balms and a variety of private label products. The Company distributes 5HTP as its only dietary supplement; additionally the Company distributes
Sanell (TM) hand sanitizer and Eyelieve (TM) sterile eye products. The Company's products are currently sold in the USA nationally as well as numerous foreign countries. The products are sold through wholesale distributors as well as by direct sale to mass retailers, grocery stores, convenience stores and drug stores.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission. The Company can offer no assurance that the definitive agreement discussed in this press release will close on the terms described above, if at all.


    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com